U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2006

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Lawrence Shui San Cheng was appointed Chief Financial Officer of Great China International Holdings, Inc. effective May 18, 2006.

Mr. Cheng, age 62, has worked in the fields of accounting and finance in the public and private sector for over 35 years. He holds a BA degree in economics from the University of Tasmania in Australia and a MBA from the Chinese University of Hong Kong. Since January 2003, Mr. Cheng has been a self-employed consultant and entrepreneur in Hong Kong and China. From November 1994 to December 2002, Mr. Cheng held various financial and managerial positions with the Century City Group of companies, a group of three listed companies in Hong Kong that engages in investment holdings, financial institutions, property development, and hotel ownership and management. Most recently, from November 2000 to December 2002, Mr. Cheng was Finance Director of Century City Group’s China Division.

As compensation for his services, Mr. Cheng will be paid a monthly salary of approximately $1,000. Great China agreed to reimburse Mr. Cheng for travel costs incurred in connection with his duties as Chief Financial Officer. Furthermore, in consideration of his agreement to accept the position and an inducement to apply his best efforts to advance the business of Great China and its success, he was granted an option to purchase 10,000 shares of the common stock of Great China at a purchase price of $11.00 that vests immediately and is exercisable for one year from May 18, 2006. These options were granted in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: May 23, 2006	By:	/s/ Deng Zhiren
Deng Zhiren, Chief Executive Officer